Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 13, 2014, relating to the consolidated financial statements and financial statement schedule of The Ensign Group, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of The Ensign Group, Inc. for the year ended December 31, 2013 and incorporated by reference in the Registration Statement on Form 10 (File No. 001-36181) of CareTrust REIT, Inc.

/s/ Deloitte & Touche LLP

Costa Mesa, California

June 9, 2014